Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT


Orangeburg National Bank

Orangeburg National Financial Services, Inc.

Sumter National Bank

Florence National Bank

Florence National Financial Services, Inc.

Bank of Ridgeway

Community Resource Mortgage, Inc.